Exhibit 2.3


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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



May 7, 2003

Mr. Jay Knabb, President
Mr. Alex Gonzalez, CEO
Wireless Frontier Internet
P O Box 778
Fort Stockton  TX 79735

Dear Jamie Velasco:

We have enjoyed working. with you on this exciting opportunity. We are pleased to present this letter of intent confirming my interest regarding the purchase of all the outstanding stock of US Mex Communications and West Texas Horizons ("US Mex" or "you") by Wireless Frontier Interact, Inc. ("Wife" of "we") or an affiliate. We believe that Wifi represents an excellent opportunity for you as well as the employees and customers o f US Mex, and we want to work with you to close this transaction expeditiously.

I have outlined the key terms of our proposal:

1. The Acquisition: At the closing (the "Closing") we will pay selling stockholders 13,791 in Free Trading Stock and 41,375 in rule 144 shares of WiFi in exchange for 100% of the capital stock of US Mex delivered free and clear of any liens and encumbrances ("the Transaction"). At the closing, without giving effect to the issuance of such 100 shares, the outstanding capital stock of US Mex will consist of shares of common stock, shares of non-voting common stock, and shares of Series A Preferred Stock. US Max and its Shareholders and WiFi will each negotiate in good faith and sign a definitive stock purchase agreement (the "Definitive Agreement") and other documentation required in connection with the implementation of the terms of this letter of intent. Our understanding of your business in based on financial information provided during our discussions and in writing to US Mex by the Company including approximately $855,712.85 of reported recurring annual revenue for the year to date period ended 2002.

2. Escrow: At closing, we will Deliver 25% of the purchase price in freely tradable WiFi securities, to be held for a period of 30 days from the Closing date, after which time they may be traded on the open market

3.    Conditions to Closing: The Closing of the acquisition will be subject to:

      a. Satisfactory completion of Wifi due diligence review of US Mex including, but not limited to, a complete financial audit and legal review of all contracts, leases and other relevant documents.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



      b. Completion of a mutually acceptable Definitive Agreement and supporting documentation. The parties except that the Definitive Agreement will contain, among other things, customary closing conditions, representations, warranties and indentures with respect to US Max and customary intellectual property representations, warranties and indemnities covering all software currently in use by the US Mex.

      c. Approval by WiFi board of directors to enter into a stock purchase agreement on substantially the terms agreed to in this letter of intent.

      d. Approval by US Mex board of directors to enter a stock purchase agreement on substantially the terms agreed to in this letter of intent, approval of US Mex stockholders, and approval and consents of any required third party necessary to consummate the Transaction.

3. Agreement with Management: We will enter into management agreements with Jaime Velasco for a 24 month term, providing for $72,000 in salary and employee stock options. In addition to salary, the agreements will provide for, among other things, standard vacation time given to WiFi employees, expense reimbursement and a non-compete clause (lasting for the term of the employment agreement, plus two years after the termination of the employment agreement). In addition, the employee will be eligible for annual bonuses, based upon the achievement of agreed upon objectives over the course of the year. The contracts will also include participation in WiFi's employee stock option program.

4. Employees: Based on our discussions, it is our exception that all current US Mex employees will become employees of WiFi. All current employees of US Max will be required to execute an employee agreement to include a non-disclosure provision.

5. Anticipated Timing: US Mex and WiFi will be prepared to sign the definitive agreement as promptly as possible and to close the acquisitions as soon as all conditions to such closing contained in the Definitive Agreement an met approximately 6 weeks after the signing of the letter.

6. Certain Representations and Warranties: you represent that Jaime Velasco owns approximately 100% of the shares of Said companies and are authorized to enter into this agreement. You represent that no broker or finder has induced you to enter into this transaction. You also represent that entering into this letter of intent and the Transaction will not interfere with any contractual or other obligations to any third party and you unconditionally agree to indemnify WIFI its officers, directors and agents against all

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



      liabilities, claims or expenses, including reasonable attorneys fees, related to any breach of the representations contained in this paragraph.

7. No Discussions and Non-Disclosure: As we will expending a great deal of time and expense to close the Transaction as quickly as possible, you agree that you will work with WiFi on an exclusion basis through (the Exclusion Period") and will not discuss or encourage the sale and investment US Mex business with any other party. In addition, you agree that you will not disclose confidential information regarding WiFi or its operations, or the status and terms of our negotiations during the Exclusive Period. We both mutually agree that we are bound by the mutual non-disclosure agreement previously signed and that all information related to the terms of this agreement and the existence of this agreement are considered confidential.

8. Effect of Execution: By executing this letter of intent each party confirms the intentions as specified herein. However, except for paragraphs 7, 8, and 9 in this letter of intent is not and is not intended to constitute a contract or an offer to enter into a contract, nor is it intended to be binding upon the parties or upon any other person or person or to create any legal or equitable obligations or rights. The other provisions of this letter of intent will be the Definitive Agreement with respect to the Transaction on or before. No party shall rely on any oral representation of this letter of intent. This letter of intent shall be interpreted and enforced under the laws of the State of TEXAS.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441


Please countersign a copy of this letter to indicate your general agreement with terms outlined above. This letter of intent will expire on, if not countersigned and returned by 5:00pm (central time) on that date.

Sincerely,

/s/ Jay Knabb

Wireless Frontier Internet, Inc.
Jay Knabb, President

ACCEPTED AND AGREED TO BY:

US MEX COMMUNICATIONS, INC.

BY: /s/ Jamie R. Valasco            /s/ Jaime R. Velasco

    Jaime R. Velasco, President     Jaime R. Velasco, President
    US-MEX Communications inc       West Texas Horizons

    Date                            Date